Exhibit 99.1

LBI MEDIA, INC.

Moderator: Lenard Liberman

August 14, 2008

3:00 p.m. CT

Operator:	Good day and welcome to today’s LBI Media Holdings, Inc. second quarter 2008 results conference call. Today’s conference is being recorded.

And at this time, I would like to turn the conference over to Lenard Liberman. Please go ahead, sir.

Lenard
Liberman:	Thank you, operator. Good afternoon everyone and welcome to LBI Media’s second quarter 2008 earnings call.

Joining me at today’s call are Winter Horton, our Chief Operating Officer and Wisdom Lu, our Chief Financial Officer.

During our call, we will provide an overview of the operating results for the second quarter and first six months of 2008. Winter will provide more details on today’s acquisition announcement, and then Wisdom will walk you through the financial results.

After formal remarks, we will open up the call for questions.

Wisdom?

Wisdom Lu:	Thank you, Lenard.

Before we begin, I’d like to remind you that this conference call may contain forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially.

I refer you to today’s press release for important factors you should consider in evaluating this information.

The forward-looking statements made during this call, speak only as of the date hereof and the company undertakes no obligation to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Reg G as adopted by the SEC. This term is adjusted EBITDA which we define as net income or loss plus income tax expense, net interest expense, interest swap expense or income, depreciation and amortization, impairment of broadcast licenses and other non-cash gains and losses. However, for the purposes of this conference call, we’ll refer to what we entitled adjusted EBITDA as simply EBITDA.

In conformity with Regulation G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities prepared in accordance with U.S. generally accepted accounting principles in today’s press release. This reconciliation is also provided in our Quarterly Report which will be posted to our Web site tomorrow.

Let me turn the call back to Lenard who will discuss our performance for the second quarter and six months ended June 30th, 2008.

Lenard
Liberman:	Thanks, Wisdom.

As broader economic conditions continue to weigh heavily on the overall advertising industry, we have continued to grow our top line revenue for the first half of the challenging 2008. I believe that our performance is even more impressive considering that we’re up 12 percent in net revenue for the same period last year.

For the second quarter of 2008, our net revenue has increased five percent to $34.0 million from $32.5 million in the second quarter of 2007. This growth was attributable to strong performance of our radio segment, with all of our markets experiencing growth versus 2007.

Net revenue from our television segment declined by eight percent during the quarter due to lower infomercial advertising revenues offset by growth in our national advertising business, which is being fueled by strong rating gains and improved market position relative to our network competitors.

Overall, across both our radio and television markets, we’ve seen significant increases in the national advertising, which is a positive indicator that the investments we have made in our programming efforts of the past several years are paying dividends as advertising agencies and brand advertisers realize the benefits of LBI’s compelling programming and the ability to cross-advertise across both our radio and television platforms.

Let me quickly run through a few highlights of our radio division, and then provide an update on new development on our television segment.

Our Los Angeles radio group continues to perform well, up in both total and organic net revenues, once again reflecting our strong market position and expanded advertiser base.

Our ability to leverage the strength of our number two-rated Spanish language television station in the market, KRCA-TV, has enhanced our ability to cross-promote our radio stations, increase the value to our clients by offering cross-platform advertising schedules and improve the attractiveness of our product integration initiative.

Our leading FM format, Que Buena, continues to maintain its strong position among all Hispanic adults with a rating increase of 10 percent year-over-year in the key 18- to 49-year-old demographic.

Our strategic alliance with the Los Angeles Dodgers continues to help fuel double digit growth for KHJ, our full market AM radio station, which still maintains its top ranking among Hispanic AM stations in the market.

KRQB-FM in San Bernardino and Riverside has continued to exceed our expectations and is one of the fastest growing Hispanic markets in the country.

Let me run through a couple of significant highlights of KRQB.

After only 10 months on the air, our morning show personality, Don Cheto, has become the number one DJ in Riverside/San Bernardino among English and Spanish stations. KRQB has achieved the number one ratings position in the market among 25- to 54-year-old adults. And KRQB is already generating EBITDA margins of 60 percent.

We are excited about our long term prospects for Riverside/San Bernardino given the pending KDES-FM Palm Springs asset acquisition, which we plan to move to Redlands after the deal is completed. Once reformatted with LBI programming, we believe KDES will provide a good combo partner to KRQB and enhance our value proposition to both local and national advertisers.

I’d like to briefly turn the call over to Winter to discuss the second quarter performance of our Texas radio market.

Winter Horton:	Thanks, Lenard.

In Texas, both our Dallas and Houston radio groups continue to benefit from strong local economies, positive advertising response to our station formats and ratings gains which have allowed us to achieved significant growth in national advertising revenues in both markets. We’ve also realized healthy gains in our local advertising business, with net revenues growing in the high single digits through the first half of 2008.

In Dallas, our FM stations blanket the entire Dallas-Fort Worth metro area, and we cater to local music tastes with a focus on new music and trends.

Our radio stations in Dallas feature our flagship Regional Mexican music format as well as a Spanish pop format and Ranchera.

We also recently reformatted KZZA-FM – one of the stations we purchased from Entravision back in November 2006, from an English leaning hip-hop format to a more Spanish-dominant playlist of Bachata, Reggaeton, Salsa and Latin rhythmic music, which should serve as a good combo partner for our pop music format on KTCY.

Our morning show personality, Don Cheto, has also been a big hit in Texas with La Raza ranking number two in morning drive among Hispanic adults – 18 to 34. In addition, La Raza ranks number two among Hispanic males – 18 to 34 – in all day parts.

Our radio stations consistently rank among the top five stations in Dallas.

Our Houston radio group also boasts the exclusive Regional Mexican and Ranchera formats, as well as the first Spanish pop station in Houston. In addition to strong formats and ratings, our radio stations in Houston are benefiting from a strong local economy.

So, overall, we’re very pleased with the performance of our Texas radio clusters, which had a difficult task of comping very strong net revenues in 2007, when the entire radio group was up 22 percent in both the second quarter and through the first half of the year.

Although challenges still exist in today’s advertising environment, we believe that the company is still in a position to grow net revenues by continuing to focus on targeted radio formats, creative marketing, value-added services to our clients and cross platform selling between radio and television.

Let me turn the call back over to Lenard to highlight the results in our television segment.

Lenard
Liberman:	Thanks, Winter.

Our Los Angeles television station experienced one of the best sweeps periods in the important May ratings, and our recently acquired television station in Salt Lake City achieved ratings that surpassed Univision.

With the quantity of our internally produced programming and its success in the Nielsen ratings, we are launching EstrellaTV – a full time Spanish language television network. We expect to be on the air throughout the United States with EstrellaTV in early 2009 with a mix of affiliated and owned and operated stations.

Until now, we have not been able to access a large pool of network advertising dollars in Spanish television. That will change with EstrellaTV.

Television net revenues decreased by $1.2 million or eight percent to $14.2 million in the second quarter of 2008 as compared to $15.4 for the same period of 2007.

Infomercial revenues were soft as a result of reductions in spending in key advertising categories specifically auto dealers and mortgage lenders. However, we have achieved positive ratings gains in important day parts across all of our stations, which have helped fuel growth in our advertising agency and national business.

In Texas, we generated mid to high double digit growth in national advertising in the second quarter of 2008 as compared to the same period of 2007.

This fall, we will be introducing a new television program to our already strong primetime line-up which in the May sweeps period held the number two position Los Angeles among men 18-34, men 18-49 and men 25-54. Los Chuper Amigos is a comedy program which boasts an all-star cast of the best comedians in Mexico, top comedy writers and features a theme song performed by Spanish singing diva, Jenni Rivera.

Our primetime strategy remains to offer compelling, highly rated programming to serve as an alternative to soap operas run by other Hispanic networks. In addition to launching our U.S. EstrellaTV network, we continue to work aggressively in our syndication strategy in the international markets and remain focused on developing strategic alternatives to monetize our programming library and grow both revenue and EBITDA.

Our San Diego station – KSDX – was added to Cox Cable for the first time this past May and has quickly rebounded after being destroyed in the Southern California wild fires in October 2007.

In Utah, KPNZ continues to rank number one among Hispanic TV broadcasters and is beginning to establish a national advertising presence. Our in-house programming has become increasingly popular with local advertisers in the market, and we remain optimistic about our future in Salt Lake City.

And now, Winter will address some recent developments. Winter?

Winter Horton:	Thanks. As announced in today’s earnings release, last week, we entered into an agreement to purchase selected assets of television station KVPA in Phoenix – the eighth largest Hispanic market in United States.

The purchase price is just under $1.3 million and we plan to use cash on hand in order to fund the acquisition. This acquisition will mark entry into Phoenix, and we’re particularly excited with the opportunity to the add our proven programming to this very densely populated and vibrant Hispanic market, which represents three percent of the nation’s total Hispanic households.

Now, I’ll turn the call back over to Wisdom – who’s going to comment in more detail on our second quarter financial performance.

Wisdom Lu:	Thanks, Winter.

As Lenard has already mentioned for the quarter ended June 30th, 2008, net revenues increased by $1.5 million or five percent to $34.0 million as compared to $32.5 million for the same period in 2007. This increase was primarily attributable to growth in advertising revenues across our entire radio segment – Los Angeles, Dallas and Houston – with revenues increasing $2.7 million or 15.8 percent to $19.8 million from $17.1 million when compared to the same period in 2007.

Television net revenues decreased by $1.2 million, or just under eight percent to $14.2 million in the second quarter of 2008 as compared to $15.4 million for the same period in 2007. Declines in infomercial advertising were partially offset by revenue growth from our recently acquired television station in Salt Lake City, Utah as well as increased national advertising revenues resulting from the positive rating schemes and acceptance by national advertisers of our internally produced programming.

Operating expenses for the three months ended in June 30th, 2008 increased by $4.1 million or 26 percent to $20.3 million as compared to $16.2 million for the same period in 2007. The primary driver of this increase was a deferred compensation benefit of $2.8 million that we recorded in the second quarter of 2007 which did not reoccur in the same quarter of this year.

The increase in operating expenses was also attributable to a $600,000 or 10 percent increase in programming technical expenses primarily related to KRQB-FM and KPNZ-TV and an increase in music license fees, a $400,000 or four percent increase in selling, general and administrative cost, once again reflecting incremental expenses for KRQB-FM and KPNZ-TV, which were partially offset by lower professional fees, a $200,000 or seven percent increase in depreciation and amortization, primarily, related to the assets acquired for KRQB and KPNZ in 2007, an additional depreciation expense, as a result of the completion of construction on some radio tower sites and a $100,000 or 21 percent increase in promotional expenses, reflecting both additional expenses incurred for KRQB and KPNZ as well as modest increases at other stations.

We reported net income of $6.4 million for the second quarter of 2008 as compared to $8.6 million in the same period of 2007 – a decrease of $2.2 million. This change was primarily attributable to the absence of the $2.8 million deferred compensation benefit we received in 2007, partially offset by lower net interest expense.

EBITDA for the second quarter of 2008 was $16.1 million as compared to $18.6 million for the second quarter of 2007 – a decrease of two and a half million.

Once again, the decline was, primarily, the result of the deferred compensation benefit recorded in the second quarter of 2007 that does not recur in the same period of 2008. Excluding the $2.8 million benefit from the second quarter of 2007, EBITDA for the second quarter of 2008 actually increased $300,000 or two percent versus second quarter of 2007.

Now, I’d like to walk through our results for the six months ended June 30th, 2008.

Net revenues increased by $2.7 million or five percent to $60.4 million as compared to $57.7 million for the same period last year.

Similar to our second quarter results, this growth was primarily attributable to growth across all of our radio markets, partially offset by declines in our television segment. Radio segment net revenues increased 15 percent to $33.4 million for the first six months ended June 30th 2008 from $29.1 million in the same period last year. Television segment net revenues declined by six percent to $27.0 million for the six month ended June 30th, 2008 from $28.5 million for the year of ago period.

As stated earlier, the decline, primarily, resulted from lower advertising spend in key categories- automobiles and mortgage lending, which negatively affected our infomercial sales.

However, growth in national revenues resulting from the success of our internally produced programming partially offset the weakness in our local business.

Operating expenses for the six months ended in June 30th, 2008 increased by $7.1 million or 21 percent to $40.1 million as compared to $33.0 million for the same period in 2007. The primary driver of this increase was a $4.0 million deferred comp benefit which we recorded in the first half of 2007 which did not recur in the first six months of 2008.

The increase in total operating expenses were also attributable to $1.5 million or eight percent increase in selling, general and administrative costs primarily reflecting incremental expenses for KRQB-FM and KPNZ-TV, in addition to higher selling expenses resulting from our overall revenue growth, $1.1 million or nine percent increase in programming technical cost related to additional expenses incurred in KRQB-FM and KPNZ-TV – the extension our radio programming department in Dallas and an increase in music license fees, $300,000 or seven percent increase in depreciation and amortization relating to the assets acquired at KRQB and KPNZ in the second half of 2007, an additional depreciation expense, as a result of the completion of construction of new radio tower sites, and a $200,000 or 19 percent increased in promotional expenses related to additional expenses for KRQB and KPNZ as well as a modest increase at other stations.

We reported net income of approximately $500,000 for the six months ended in June 30th, 2008 as compared to a loss of $37.9 million in the same period of 2007 – a decrease of $38.4 million.

This change was primarily attributable to a $44.4 million decrease in our income tax provision as a result of the absence in 2008 of a one-time charge we took to adjust our deferred tax account when the company became a C Corp in March 2007.

This change was partially offset by the $4.0 million in decrease in deferred comp benefits, higher interest expense and lower interest rate swap income.

EBITDA for the six months ended in June 30 th, 2008 was $25.2 million as compared to $29.2 million for the same period of 2007 – a decrease of $4.0 million. Once again, this change was primarily the result of the deferred comp benefit that we recorded during the six months ended June 30th, 2007 that did not recur in the same period in 2008.

Excluding this $4.0 million benefit from the 2007 period, EBITDA for the first six months of 2008 was essentially flat versus the same period of 2007.

Now, turning to our balance sheet, we had approximately $0.5 million in cash as of June 30th, 2008. Our total debt balances was approximately $361.0 million which included a $118.0 million in Term Loan debt and $16.0 million outstanding on our Revolver.

Since June 30th, we have drawn an additional three and a half million net of pay down, and the leverage ratio under a credit agreement as of June 30th, 2008 was 6.4 times.

This will conclude our formal remarks. I’d like to turn the call over to the operator for any questions and answers. Operator?

Operator:	Thank you. Ladies and gentlemen, if you would like to ask a question at this time, you may do so by pressing the star key followed by digit one on your telephone’s keypad. If you are joining us by speakerphone, please ensure your mute function is turned off to allow your signal to reach our equipment. Once again, that’s star one to ask a question at this time.

First, we’ll go to Bishop Chen with Wachovia.

(Davis): Hi, good afternoon. This is Davis calling in for Bishop.

Just a quick question – could you provide same station radio revenue growth for the quarter – I believe that’s something you provided over the last quarter’s call?

Wisdom Lu:	Sure. So radio revenue excluding KRQB was $18.4 million in Q2 of 2008 versus $17.1 million in Q2 of 2007, growth of 7.6 million.

Lenard

Liberman:	I thought you said percent?

Wisdom Lu:	I’m sorry, 7.6 percent.

(Davis):	OK, great, thank you. Did you say $16.0 million was outstanding on the Revolver?

Wisdom Lu:	Yes.

(Davis):	OK, thank you.

Wisdom Lu:	That was as of June 30th.

(Davis):	Right, and $3.5 million drawn?

Wisdom Lu:	Since June 30th.

(Davis):	Since June 30th. OK, got it. Thank you very much.

Operator:	And again, that’s star one to ask a question at this time. And there was no question on the queue. Again, I’ll remind the audience, that’s star one to ask a question.

Lenard
Liberman:	I guess there are no questions, operator.

Operator:	At this time, it appears so.

Lenard
Liberman:	OK, thank you everybody for participating.

Winter Horton:	Bye-bye.

Operator:	And that concludes today’s conference. Thank you for participating and have a nice day.

END